As filed with the Securities and Exchange Commission on July 30, 2004

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VODAVI TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	86-0789350

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4717 East Hilton Avenue
Suite 400
Phoenix, Arizona 85034

(Address of Principal Executive Offices)(Zip Code)

2003 Incentive Compensation Plan

(Full Title of the Plan)

Gregory K. Roeper
President and Chief Executive Officer
Vodavi Technology, Inc.
4717 East Hilton Avenue, Suite 400, Phoenix, Arizona 85034
(602) 443-6000

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert S. Kant, Esq.
Scott K. Weiss, Esq.
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
(602) 445-8000

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share	Offering Price	Registration Fee
Common Stock, par value $.001 per share	38,750 Shares	$7.05	$273,187.50	$34.61
	15,000 Shares	$4.60	$69,000.00	$8.74
	546,250 Shares	$4.67 (2)	$2,550,987.50	$323.21

Total	600,000 Shares		$2,893,175.00	$366.56

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2003 Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Vodavi Technology, Inc.

(2)	Calculated solely for purposes of this offering under Rules 457(h) and 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices for the Common Stock of Vodavi Technology, Inc. on July 26, 2004, as reported on the Nasdaq SmallCap Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          Vodavi Technology, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 8-A (No. 0-26912), filed with the Commission on October 3, 1995 and declared effective October 6, 1995.

          In addition, reports and definitive proxy or information statements filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

          The Amended Certificate of Incorporation and the Bylaws of the Registrant requires the Registrant to indemnify and advance expenses and certain other liabilities arising out of conduct on behalf of the Registrant, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director, officer, or agent of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (an “Indemnitee”). However, the Registrant’s Amended Certificate of Incorporation prohibits indemnification with respect to proceedings or claims initiated or brought voluntarily by a director, officer, or other representative of the Registrant against the Registrant unless such proceeding or claim is approved by the Registrant’s Board of Directors.

          Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the Registrant, or serves or served any other enterprise or organization at the request of the Registrant, the Registrant shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

          If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

          If unsuccessful in defense of a suit brought by or in the right of the Registrant, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant. If the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

          Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. The Registrant may also advance expenses incurred by other employees and agents of the Registrant upon such terms and conditions, if any, that the Board of Directors of the Registrant deems appropriate.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

Exhibit
Number	Exhibit
5	Opinion of Greenberg Traurig, LLP
10.54	Vodavi Technology, Inc. 2003 Incentive Compensation Plan (1)
23.1	Consent of Independent Registered Public Accountants — Mayer Hoffman McCann P.C.
23.2	Consent of Independent Registered Public Accounting Firm — Deloitte & Touche LLP
23.3	Consent of Greenberg Traurig, LLP is contained in Exhibit 5
24	Power of Attorney (included in the Signatures section of this Registration Statement)

(1)	Incorporated by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2003, as filed with the Commission on March 12, 2004.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1)     To file, during any period in which offers or sales are bring made, a post-effective amendment to this registration statement;

               (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 29th day of July, 2004.

VODAVI TECHNOLOGY, INC.
By:	/s/ Gregory K. Roeper
Gregory K. Roeper
President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Gregory K. Roeper and David A. Husband and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Position	Date
/s/ Gregory K. Roeper Gregory K. Roeper	President, Chief Executive Officer, and Director (Principal Executive Officer)	July 29, 2004

/s/ David A. Husband David A. Husband	Vice President — Finance, Chief Financial Officer, Secretary, and Treasurer (Principal Financial and Accounting Officer)	July 29, 2004

/s/ William J. Hinz William J. Hinz	Chairman of the Board	July 29, 2004

/s/ Jack A. Henry Jack A. Henry	Director	July 29, 2004

Jong Hwa Choi	Director	July , 2004

/s/ Emmett E. Mitchell Emmett E. Mitchell	Director	July 29, 2004

/s/ Paul D. Sonkin Paul D. Sonkin	Director	July 29, 2004

EXHIBIT INDEX

Exhibit
Number	Exhibit
5	Opinion of Greenberg Traurig, LLP
10.54	Vodavi Technology, Inc. 2003 Incentive Compensation Plan (1)
23.1	Consent of Independent Registered Public Accountants — Mayer Hoffman McCann P.C.
23.2	Consent of Independent Registered Public Accounting Firm — Deloitte & Touche LLP
23.3	Consent of Greenberg Traurig, LLP is contained in Exhibit 5
24	Power of Attorney (included in the Signatures section of this Registration Statement)

(1)	Incorporated by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2003, as filed with the Commission on March 12, 2004.